Exhibit 10.2

Microsoft PO #	96430696
DealPoint ID #

Statement of Work
("SOW")
Addresses and contacts for notices
"Microsoft"	"Supplier"
Company Name: Microsoft Corporation	Company Name: Touchpoint Metrics, Inc. DBA MCorp Consulting
Primary Contact: Greg Peiker	Primary Contact: Michael Hinshaw
Address: One Microsoft Way, Redmond, WA 98052 - 6399	Address: 201 Spear Street, Suite 1100, San Francisco, CA 94105
Phone number:	Phone number: 415-526-2290
Fax number:	Fax number: 415-526-2650
Email:	Email: admin@mcorpconsulting.com
Secondary Contact: Daniel Roundy (danround@microsoft.com)	Secondary Contact: Jolie Benner (Accounting)
Microsoft Supplier Number: 2179424

SOW Effective Date:	August 08, 2014
SOW Expiration Date:	December 15, 2014
DealPoint # for Master Agreement	N/A
Agreed and accepted
Microsoft	Supplier
Microsoft Signature: ANDY LLOYD ERLANDSON	Supplier Signature: MICHAEL HINSHAW
Microsoft Name: Andy Lloyd Erlandson	Supplier Name: Michael Hinshaw
Microsoft Title: Andy Lloyd Erlandson	Supplier Title: President
Microsoft Date: August 28, 2014 | 17:24 PT	Supplier Date: August 27, 2014 | 10:51 PT

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This SOW pursuant to the Microsoft Purchase Order Terms and Conditions is entered into by the parties and effective as of the SOW Effective Date above.
1.        Description of Services
Pursuant to and in conformance with any standards, guidelines and/or specifications which may be provided by Microsoft to Supplier from time to time, Supplier shall  deliver to  and/or  perform for Microsoft the following goods, services and/or other items or materials as a work made for hire (collectively, the "Services").
Supplier will apply its proven approach to and methodological system for Customer Experience Management to assist the Microsoft Information Technology organization (MSIT) and the Connected Customer Experience team (SEA/CCE) to define and improve customer experience for customer interactions with Microsoft (CI @ Microsoft), with a focus on three education customer segments.
Specifically, Supplier will assist MSIT/CCE and CI @ Microsoft to:
▪	Review and provide input to the final research plan, including sample definition and related data requirements
▪	Using online focus groups, conduct qualitative customer research on the journeys for three segments, and codify the resulting perceptions of customer experience;
▪	Conduct quantitative (statistically projectable) customer research with three segments, including in-depth analytics on drivers of engagement/loyalty.
▪	Segments include three of these four persona:
o	K-12 teachers
o	K-12 students with focus on middle school and high school
o	K-12 school/district leaders (e.g., principals, superintendents, instructional technology leaders)
o	K-12 school/district IT leaders
▪
For all three audiences, within the context of research limitations (e.g. qualitative vs. quantitative) identify relationships strengths and opportunities, as well as gaps between expectations and actual experience at both the Supplier and attribute levels.

Microsoft will be responsible for overall project management, acquisition of all customer/respondent data in required formats, supply of stakeholder research and workshop summary findings and inventories and acquiring, managing and distributing incentives for participants and respondents. Supplier will manage all aspects of focus group and survey development, including moderator guide and online survey design, programming and distribution.
The key activities for each phase of work are as follows:
Phase 1: Immersion - Understand business drivers, concerns, opportunities and issues, and finalize research plan and sampling strategy.
▪	Project Kick-Off, Plan and Scheduling
▪	Review of MS-supplied Interview Summaries, Including Goals and Objectives Articulation
▪	Research Plan and Sampling Strategy review and finalization

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Phase 2: Qualitative Insights - Gather qualitative, directional insights into customer views of the education journey and related experiences through moderated, online focus groups.
▪	Review Microsoft-created materials including Persona and Supplier Mapping workshop outputs, and Supplier Inventories
▪	Develop Focus Group moderator guide
▪	Online Customer Focus Group Research (3 total, 15 attendees each,45 total)
▪	High-level summary of key themes and insights from research
Phase 3:  Quantitative Insights - Gather statistically projectable insights into customer views of the education journey and related experiences, conducting research to "map" and understand key interactions, Suppliers and emotional aspects of the experience across the customer journey.
▪	Quantitative research completed (2,550 completes, 3 segments defined per research plan, across 4 geographies; min. 95% CL +/- 5% CI at the segment level)
▪	Data analysis (including loyalty driver analysis) and research summary findings and initial recommendations completed
▪	Key Stakeholder Presentation development
Six month access to Supplier Mapping On-Demand (TPM) provided for 5 Users beginning on November 15, 2014 and ending May 14, 2015.
All Services shall be treated as Microsoft Confidential Information unless otherwise designated by Microsoft.
2.        Deliverables/Delivery Schedule
Assuming a start date of no later than August 08, 2014, including delivery from Microsoft of Phase 1 Interview Summaries (incl. Goals and Objectives Articulation) and workshop inventories, Supplier shall complete and deliver all Services to Microsoft on or before December 15, 2014. The milestone delivery schedule for the Services, if applicable, shall be as follows:
Milestone #	Brief Description of Services to be completed by Supplier and delivered to Microsoft	Due on or Before	Service Fee Due
1	Phase 1 deliverables including the completion sample strategy/research plan	08/31/2014	$40,000.00
2	Phase 2 deliverables including completion of qualitative online focus groups and 1-on-1 interviews.	10/03/2014	$49,050.00
3	Phase 3 deliverables including the completion of the quantitative web-based research, and access granted to Supplier Mapping On-Demand	11/14/2014	$29,600.00

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3.        Payment
3.1    Services Fees
As complete and final payment for Services which have been completed and delivered by Supplier to Microsoft and which have been accepted by Microsoft, Microsoft shall pay Supplier a Total fee not to exceed service fees and expenses in the amount of One Hundred Eighteen Thousand Six Hundred and Fifty U.S. Dollars ($118,650.00 USD) in accordance with the following terms. The Service Fees for this SOW are a Not to Exceed (NTE) amount based on the Description of Services and may be paid in accordance with the Milestones noted in Section 2 Deliverables/Delivery Schedule. Supplier has taken appropriate steps to understand the project requirements and will deliver the Services at, or below, the NTE cost in Section 3.3 Fee Calculation.
3.2    Expenses
Microsoft shall reimburse Supplier up to Five Thousand US Dollars ($5,000.00 USD) for pre- approved, reasonable and actual travel and travel-related expenses incurred by Supplier in connection with the performance of the Services. All travel expenses hereunder are subject to Microsoft's review and the Microsoft Travel Policy and Supplier must submit appropriate documentation evidencing expenses to be reimbursed.
Microsoft shall reimburse Supplier up to Eleven Thousand Five Hundred US Dollars ($11,500.00 USD) for pre-approved, additional Supplier fees.
3.3    Fee Calculation
For all engagements (Time & Materials and Not to Exceed) the following table is required to capture resource levels associated with the SOW. All Levels and Rates must be in accordance with established Non-Tech PM Rate Cards. Total cost in the table in 3.3 should align to the total cost of Service Fees, as defined in Section 3.1.
	Resource Level	Resource Hourly Bill Rate	Total Hours Needed	Total NTE Cost
1	Level 1: Analyst	$175.00	20	$3,500.00
2	Level 2: Consultant/Moderator	$250.00	80	$28,000.00
3	Level 3: Senior Consultant/Research Director	$325.00	122	$39,650.00
4	Level 4: Engagement Leader/Senior Project Manager	$475.00	100	$47,500.00
Sub-Total				$118,650.00
Travel Expenses (if any - see Section 3.2, above )				$5,000.00
Supplier Fees (if any – see Section 3.2, above)				$11,500.00
Total				$135,150.00

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 Microsoft has utilized industry standard resource level classifications, and pre-negotiated hourly rates to determine NTE (not to exceed) pricing.
4.        Relationship of the Parties
Supplier is responsible for and will pay all wages, fringe benefits, payroll taxes, insurance, work schedules, and work conditions with respect to its employees, contractors or other resources performing Services under this SOW.
Supplier will defend, indemnify, and hold Microsoft harmless from and against any action instituted by Supplier personnel against Microsoft for wages, fringe benefits, other compensation, or similar claims under applicable law; and any claims challenging the Supplier's right to dismiss its personnel.
5.        Privacy and Data Protection
(a)	"Personal Information" means any information provided by Microsoft or collected by Supplier in connection with this SOW
(i)	That identifies or can be used to identify, contact, or locate the person to whom such information pertains; or
(ii)
From which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to: name, address, phone number, fax number, e-mail address, social security number or other government- issued identifier, and credit card information. Additionally, if any other information (e.g., a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then such information is also Personal Information.

(b)
If Supplier collects or accesses any Personal Information as part of performing the Services, Supplier agrees to comply with all applicable requirements contained at  http://www.microsoft.com/about/companyinformation/procurement/toolkit/requirements.  mspx or as otherwise provided by Microsoft.

6.        Change Management
Unless specifically described otherwise in the SOW, changes to this SOW will be made by mutually executed amendment.
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